EXHIBIT 10.64

2018 PERFORMANCE GOALS FOR
CEO SHORT-TERM INCENTIVE COMPENSATION

Performance Criteria	Goals and Minimum and Maximum Thresholds			Allocation of Target Amount ($) (1)
San Jose Water Company Capital Additions (2)	Target Goal: ($103.4M) Minimum Threshold: ($91.9M) Maximum Goal: ($114.9M) or more			$140,000
San Jose Water Company Water Quality Compliance (3)	Target Goal: No citations from the California Division of Drinking Water (DDW) for failure to meet Primary Drinking Water Standards or Secondary Maximum Contaminant criteria Minimum Threshold No citations from DDW for failure to meet Primary Drinking Water Standards Maximum Goal No citations from DDW for failure to meet Primary Drinking Water Standards, Secondary Maximum Contaminant criteria, or water quality monitoring or repotting requirements.			$70,000

San Jose Water Company Key Operational Goals (4)

●    No Material Environmental Violations (a)

●    Abandoned Call Rate (Based on % of calls received) (b)

●    Level One Emergency Response Time (%Responses <30 Min.) (b)

●    Distribution System Integrity (Main Surface Leaks /100 Mi.) (b)

●    Code 3 Emergency Repair Response Time (% response < 60 min.) (b)

●    Reportable Incidence Rate (c)
	Target Goal No violations w/fines > $25,000/$100,000 < 4.5% > 90% < 2.5 > 95% <8.3	Minimum Goal No violations w/fines > $50,000/$200,000 < 5% > 85% <3 > 90% <9.3	Maximum Goal No violations w/fines >$10,000/$40,000 < 4% > 95% < 2.0 100% <7.3	$8,750 $8,750 $8,750 $8,750 $8,750 $8,750

Total Key Operating Goals				$52,500
Total Company Performance				$262,500
Individual Performance (5)				$87,500
Total 2018 STI Amount				$350,000

(1)
The 2018 annual cash STI target amount is equal to $350,000, which is 50 percent of Mr. Thornburg's base salary per his employment agreement. The actual STI may range from 0% to 150% of the portion of the target amount allocated to that goal. Based on the Executive Compensation Committee's determination of the level of achievement of each performance goal, the amount payable with respect to that goal will be as follows:

●    If the goal is attained at target level, 100 percent of the allocated amount will be paid.

●	If the goal is only attained at the minimum level, then 50 percent of the allocated amount will be paid.

●	If the goal is attained at or above maximum level, then 150 percent of the allocated amount will be paid.
●    Should the actual level of attainment of any such performance goal be between two of the designated levels, then the STI potential with respect to that goal will be interpolated on a straight-line basis.

●	For a goal that does not have a minimum threshold, no amount will be paid if the goal attained is below the target level.

(2)
"San Jose Water Capital Additions" means San Jose Water Company's capital expenditures made in 2018, including the cost to retire facilities and excluding expenditures made in connection with IRS STI depreciation infrastructure re- investments.

(3)
Target is achieved if the Company does not receive a citation during the performance period from the California Division of Drinking Water (DDW) for (bonus) violating health-related drinking water standards and treatment techniques specified in the U.S. National Primary Drinking Water Regulations and California Code of Regulations Title 22, Chapter 15 or (ii) for violating secondary maximum contaminant criteria. Secondary maximum contaminant criteria are associated with the aesthetic quality of drinking water and do not pose a threat to public health at regulated levels. Minimum performance is achieved if the Company does not receive a DDW citation during the performance period for violating health-related drinking water standards and treatment techniques as described in the target. Maximum performance is achieved if the target is achieved and the Company does not receive a DDW citation during the performance period for failure to meet water quality monitoring or reporting requirements. A monitoring or reporting requirement violation occurs when mandated water sampling plans are not followed, when water samples are not collected within the required time frames, or when monitoring results are not reported to DDW within the required time frames.

(4)
All results of San Jose Water Company's key operational goals are rounded to the nearest whole number, or to the decimal point, as appropriate. Compliance with each goal is based on year-end results. Footnotes related to key operational goals follow:

a) Means no violations resulting in fines in excess of criteria set forth below issued by the state or federal environmental regulators in the performance year in connection with environmental violations that occurred during the performance year or in any of the preceding two years. The criteria established at minimum, target, and maximum levels are no violations in one instance or in the aggregate of $50,000/$200,000, $25,000/$100,000, and $10,000/$40,000, respectively.
b)SJWC Internal Standard

c)Total number of OSHA reportable incidents multiplied by 200,000 and divided by the number of hours worked by all employees (including overtime). Note: the 200,000 figure in the formula represents the number of hours 100 employees working 40 hours per week, 50 weeks per year would work.

(5)	CEO individual performance will be measured against 2018 Strategic Objectives as follows:

●	Achieve 2018 SJW Group planned operating budget/results

●	Develop and Conduct Customer Satisfaction Survey/ prepare response plan.

●	Develop and conduct Employee Satisfaction Survey/ prepare response plan.

●	Develop and implement Community Engagement and Corporate Citizenship Initiative

●	Implement Information Governance Initiative

●	Prepare an Environmental Sustainability Report for SJW Group
The target goal will be reached by achieving 5 of the 6 2018 Strategic Objectives. Achieving at least 4 of the 6 2018 Strategic Objectives will result in meeting the minimum goal. Achieving all 6 of the 2018 Strategic Objectives will result in meeting the maximum goal.